ALPINE AIR EXPRESS HELDS ANNUAL SHAREHOLDER'S MEETING

Provo, Utah - Tuesday, April 27, 2004- Alpine Air Express, Inc., (OTCBB: ALPE) with its operating subsidiary, Alpine Aviation Inc., the third largest regional cargo airline and transportation logistics company in the US, with a fleet of 29 airplanes and annual sales of $10M+, held its annual shareholders meeting to celebrate its 29th year of operation.

In addition to the election of its directors and ratifying the Company's independent public accounting firm, Pritchett, Siler and Hardy, Alpine's Chairman, Gene Mallette, commented on several key areas. Mallette described an ongoing operational program, which provided guidance for Alpine's return to profitability during the current quarter. Additionally, Mallette marked the commencement of flight operations for its newly signed contract with the U. S. Postal Service. The new contract successfully began service on April 24, 2004. The new routes, which are throughout the Hawaiian Islands, mark a new region of operation for Alpine Air. Mallette further noted that with the new Hawaiian contract, the Company expects to more than double its current level of revenue.

Additional news includes the retaining of Mr. Gerry Lefavor as Director of Accounting. Mr. Lefavor will assume the accounting responsibilities previously managed by Ms. Leslie Hill. Ms. Hill has resigned as CFO of Alpine Air Express, Inc. to pursue additional personal and business endeavors.

"During the course of 2003, our Company undertook several strategies to diversify its client base, pursue and secure new contracts, both domestically and internationally, reduce our cost of operation, and vigorously return the Company to its strongest revenue year, with profitability starting this quarter."

Mallette continued, "Despite challenges in the industry, we continue to rely on our experienced staff of flight crew and operations personnel to provide significant business from our first officer programs, and our aircraft service center. Additionally, our operating subsidiary, Alpine Air Chile, S. A., remains, as Chile's only regional air cargo carrier. We use our high capacity Beech 1900C aircraft to facilitate the growth in air cargo and passenger carrying services."

Although, Mr. Mallette was not able to comment on the status of several negotiations the company has underway related to acquisition financing, Mallette noted, "We look to 2004 to again redefine Alpine Air, and its role as the nation's third largest all cargo regional air carrier. We are working to take advantage of the tough air cargo market by possibly acquiring new companies and new routes during the next 3-5 years, which could propel our Company to a new level of operation."

Founded in 1975, Alpine Aviation, Inc., a wholly owned subsidiary of Alpine Air Express Inc., provides competitively priced scheduled air cargo flights throughout the western and southwestern United States. The Company has an established client base that includes various contract operations and the U.S. Postal Service. Alpine Aviation provides superior "on time" performance and reliability, together with the flexibility to adapt quickly to the growing frequency and capacity requirements of its clients.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, realization of U.S.P.S. projected volumes, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact Information:
Alpine Air Express Inc., Provo
Michael Dancy, 801-746-3570